Exhibit 99.3



News Release                         Contact:Investor Relations, Kelly F. Lee
                                                 800/201-9455    770/303-8299

         HOMESTEAD VILLAGE PRICES 76,489,092 SHARE RIGHTS OFFERING
                             AT $2.75 PER SHARE

ATLANTA -- (April 6, 1999) -- Homestead Village Incorporated (NYSE: HSD) announced today that it has priced its $210 million rights offering of 76,489,092 shares, previously announced on March 25, at $2.75 per share. The rights offering price was based on the average closing price for Homestead's common shares as reported by the New York Stock Exchange for the 10-day period ending April 5, 1999.

Proceeds of the rights offering will be used to repay a $200 million line of credit facility with Commerzbank and to reduce amounts outstanding under Homestead's working capital facilities. The line is secured by a subscription agreement from Security Capital Group Incorporated (NYSE:
SCZ), Homestead's largest shareholder. To the extent shares are not purchased by other parties, Security Capital Group has agreed to purchase enough common shares in the offering to ensure that proceeds of the offering are no less than $205 million.

Homestead's common shareholders of record on April 5, 1999, will receive a dividend of two rights for each share of common stock they own. One right will be required to purchase one share of Homestead common stock in the rights offering. Homestead shareholders who exercise all of their rights may oversubscribe for additional shares of common stock that have not been purchased by other shareholders in the rights offering. Rights certificates and prospectuses will be mailed to shareholders on or about April 7. The rights offering will expire on April 22. Rights are transferable and are expected to trade on the New York Stock Exchange under the symbol "HSD.RT". A copy of the prospectus supplement and accompanying prospectus relating to the rights offering may be obtained from Homestead at 2100 RiverEdge Parkway, 9th Floor, Atlanta, Georgia 30328, attention Kelly F. Lee.

Homestead Village Incorporated is committed to creating significant shareholder value as a leading owner and operator of moderately priced, extended stay lodging properties throughout the United States. Homestead is focused on the corporate business traveler, and has developed a proprietary operating system to ensure its customers a consistent, high-quality, uniform lodging experience. The company's site selection program targets infill locations proximate to major business centers and convenient to services desired by its customers. Homestead seeks to build a national brand recognized and valued by its major corporate customers by concentrating on delivering high-quality service and product in strategic locations. As of March 31, 1999, Homestead had 125 properties operating in 37 markets, including 24 of the top 25 travel destination markets.

                               # # #

In addition to historical information, this press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which Homestead operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, changes in financial markets or interest rates that could adversely affect Homestead's cost of capital and its ability to meet its financing needs and obligations, weather, obtaining governmental approvals and meeting development schedules, and therefore, may differ materially from what is expressed or forecasted in this press release.